EXHIBIT 16.1

July 15, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01(a) of Jamba, Inc.’s Form 8-K dated July 10, 2008, and have the following comments:

1.	We agree with the statements made in paragraphs (i), (ii), (iv), (v), and (vi).

2.	We have no basis on which to agree or disagree with the statements made in paragraph (iii).

Yours truly,

/s/ DELOITTE & TOUCHE LLP

San Francisco, California